Exhibit 8

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Undertakings	Percentage of shares held	Registered address
VivoPower International Services Limited	100%	Jersey
VivoPower USA, LLC	100%	United States
VivoPower US-NC-31, LLC	100%	United States
VivoPower US-NC-47, LLC	100%	United States
VivoPower (USA) Development, LLC	100%	United States
Caret, LLC (formerly Innovative Solar Ventures I, LLC)	100%	United States
Caret Decimal, LLC	100%	United States
VIWR AU Pty Ltd (formerly VivoPower Pty Ltd)	100%	Australia
Aevitas O Holdings Pty Ltd	100%	Australia
Aevitas Group Limited	100%	Australia
Aevitas Holdings Pty Ltd	100%	Australia
Electrical Engineering Group Pty Limited	100%	Australia
Kenshaw Solar Pty Ltd (formerly J.A. Martin Electrical Pty Limited)	100%	Australia
KESW EL Pty Ltd (formerly Kenshaw Electrical Pty Limited)	100%	Australia
Tembo Technologies Pty Ltd (formerly Tembo EV Australia Pty Ltd)	100%	Australia
Tembo EV Pty Ltd	100%	Australia
TemboDrive Pty Ltd	100%	Australia
VivoPower Philippines Inc.	64%	Philippines
VivoPower RE Solutions Inc.	64%	Philippines
V.V.P. Holdings Inc.	40%	Philippines
Tembo e-LV B.V.	100%	Netherlands
Tembo 4x4 e-LV B.V.	100%	Netherlands
FD 4x4 Centre B.V.	100%	Netherlands
Tembo Group B.V (formerly Tembo EUV Solutions B.V)	100%	Netherlands
Tembo EUV Solutions FZCO	100%	United Arab Emirates
Tembo EUV Investment Corporation Ltd	100%	Cayman Islands